Vail Resorts, Inc.
For Immediate Release
News Release

Vail Resorts Contacts:

Investor Relations:  Michelle Lang, (303) 404-1819, mlang@vailresorts.com

Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Fiscal 2010 Third Quarter Results
BROOMFIELD, Colo. - June 9, 2010 - Vail Resorts, Inc. (NYSE:  MTN) today reported results for the third quarter of fiscal 2010 ended April 30, 2010.

Third Quarter Highlights
•	Mountain segment net revenue increased by 8.3% and total skier visitation improved by 4.6% for the third quarter as compared to the same period in the prior year.

•
Mountain Reported EBITDA improved by 9.6% and Resort Reported EBITDA (which includes the Company’s Mountain and Lodging segments) improved by 9.0% for the third quarter as compared to the same period in the prior year.

•	Net income attributable to Vail Resorts, Inc. increased by 18.1% for the third quarter as compared to the same period in the prior year.

•
Net Debt leverage ratio of 2.5 times trailing twelve months Total Reported EBITDA, $51.1 million of cash and cash equivalents on hand and no revolver borrowings under the Company’s $400 million senior credit facility as of April 30, 2010.

Commenting on the Company’s fiscal 2010 third quarter results, Rob Katz, Chief Executive Officer said, “I am very pleased with the strong performance that we delivered in the third quarter across our Mountain Division, driven by strengthening destination visitation and guest spending patterns.  Over the course of the 2009/2010 ski season, we have seen consistently improving performance over the prior year in our key Mountain segment metrics, culminating in particularly strong results during the spring break and Easter holiday periods.  In fact, during the spring break and Easter periods in 2010, we saw levels of skier visitation, total lift revenue, ski school revenue, dining revenue and retail/rental revenue that were comparable to the results we saw during the same periods in 2008 and 2007, giving us confidence in improving consumer trends as we start planning for the 2010/2011 ski season.  Our Mountain Reported EBITDA increased 9.6% in the third quarter of fiscal 2010 compared to the prior year period driven by an 8.3% Mountain segment net revenue increase and improved contribution margin as we saw a very high flow through of incremental revenue.  Lift ticket revenue increased 7.0%, with similar percentage increases in both lift revenue excluding season passes and season pass revenue.  Total skier visitation increased 4.6% in the quarter led by the Company’s Heavenly resort, which experienced a 9.8% increase in visitation, while overall visitation for our four Colorado resorts, excluding Heavenly, increased by 3.7%. Our season pass holders skied approximately ten days on average during the 2009/2010 ski season, with the number of days skied per season pass being lower by a half day on average across our season pass products, despite record low snowfall at our Colorado resorts during the early part of the season.  Overall destination visitation increased by an estimated 7.9% during the third quarter, which favorably impacted our total lift revenue as well as our ancillary business revenue, including guest spend per visit.  Our ski school and retail/rental businesses experienced the largest ancillary revenue increases in the third quarter, up 11.7% and 14.3%, respectively, while our dining revenue increased 6.6%, more in line with the overall lift revenue percentage increase.  Lodging Reported EBITDA showed a slight decline compared to the prior year third quarter due to declines at Keystone, resulting in large part from declines in Keystone group related business. Our Real Estate business is driven by the number and size of projects under construction and ultimately the timing and mix of real estate closings.  In the third quarter of both fiscal 2010 and 2009, there were minimal real estate closings.  Overall, our balance sheet position remains strong, even though we have been funding the construction of two real estate development projects, which are now near completion, with Net Debt leverage of 2.5 times trailing twelve months Total Reported EBITDA; no borrowings under our revolver at the end of the third quarter of fiscal 2010 and virtually no principal maturities due on any of our debt until 2014.”

Mountain Segment
•	Mountain segment net revenue was $302.2 million for the three months ended April 30, 2010 compared to $279.2 million in the same period in the prior year, an 8.3% increase.

•	Mountain Reported EBITDA was $146.6 million for the three months ended April 30, 2010 compared to $133.8 million in the same period in the prior year, a 9.6% increase.

Lift revenue increased $10.4 million, or 7.0%, for the three months ended April 30, 2010 compared to the same period in the prior year, due to a $7.3 million, or 7.0%, increase in lift revenue excluding season passes and a $3.1 million, or 6.9%, increase in season pass revenue.  The increase in lift revenue excluding season passes was driven by a 5.6% increase in visitation excluding season pass holders coupled with a 1.3% increase in effective ticket price (“ETP”) excluding season pass products.  The increase in ETP excluding season pass products is partially due to the Company instituting an increase in its lift ticket prices mid-way through the 2009/2010 ski season.  The increase in season pass revenue was due to an increase in season pass units sold, as well as year-over-year price increases in season pass products including the Epic Season pass.  Total skier visitation increased 4.6% led by the Company’s Heavenly resort which experienced a 9.8% increase in visitation while overall visitation for the four Colorado resorts (excluding Heavenly) increased by 3.7%.  Visitation by season pass holders increased by approximately 3.5% with average visits per season pass holder slightly down over the same period in the prior year resulting in further improvement in ETP.  Destination visitation increased by an estimated 7.9% and was particularly strong in the spring break and Easter holiday time periods.

Ski school revenue increased $4.3 million, or 11.7%, for the three months ended April 30, 2010 compared to the same period in the prior year, primarily due to a 6.8% increase in yield per skier visit as both group and private lessons benefited from higher guest spend and were also favorably impacted by new programs being offered in ski school this year.  Dining revenue increased $1.6 million, or 6.6%, in the three months ended April 30, 2010 compared to the same period in the prior year, due to an approximate 5.1% increase in the number of total on-mountain food and beverage transactions and a 2.8% increase in revenue per transaction.  Revenue from retail/rental operations increased $6.9 million, or 14.3%, primarily due to higher retail sales and rental volumes across the majority of locations and, in particular at the Company’s Vail, Beaver Creek and Breckenridge mountain resort stores and San Francisco Bay area stores.  Other revenue mainly consists of private club revenue (which includes both club dues and amortization of initiation fees), other mountain activities revenue, strategic alliance and other marketing revenue, commercial leasing revenue, employee housing revenue, municipal services revenue and other recreation activity revenue.  For the three months ended April 30, 2010 other revenue decreased 0.4% compared to the three months ended April 30, 2009, primarily due to a decrease in other municipal services revenue (primarily transportation services provided on behalf of certain municipalities), mostly offset by an increase in strategic alliance and other marketing revenues.

Operating expense increased $11.5 million, or 7.9%, during the three months ended April 30, 2010 compared to the same period in the prior year.  This increase primarily resulted from an increase in labor and labor-related benefits expense of $3.8 million, or 6.4%, due to increased employee incentive compensation expense and increased workers’ compensation costs, as well as an increase in ski school and dining labor resulting from the increased number of lessons and food and beverage transactions partially offset by a company-wide wage reduction plan instituted in April 2009; a $1.5 million, or 8.5%, increase in retail cost of sales due to higher retail/rental revenue partially offset by improved inventory management and lower average inventory costs resulting in improved gross margins; a $2.1 million, or 12.0%, increase in resort related fees associated with higher Mountain net revenue, including USDA Forest Service fees which are calculated on a graduated scale based on revenue levels achieved by resort; and a $3.2 million, or 15.5%, increase in general and administrative expenses resulting from a shift in the timing of certain marketing spend from the first and second fiscal quarters in the prior year to the third fiscal quarter in the current year, higher employee medical costs and increased employee incentive compensation expense when compared to the same period in the prior year.  Additionally, other expenses increased $0.8 million, or 2.8%, primarily due to increased food and beverage costs of sales related to the higher dining revenues and increased repairs and maintenance expense, partially offset by a decrease in property taxes.

Mountain equity investment income primarily includes the Company’s share of income from the operations of a real estate brokerage joint venture.  The increase in equity investment income for the three months ended April 30, 2010 compared to the three months ended April 30, 2009 is primarily due to increased commissions earned by the brokerage resulting from increased real estate closings in the three months ended April 30, 2010 compared to the three months ended April 30, 2009.

Lodging Segment
•	Lodging segment net revenue was $44.9 million for the three months ended April 30, 2010 and flat compared to the same period in the prior year.

•
For the three months ended April 30, 2010, average daily rate (“ADR”) increased 1.3% and revenue per available room (“RevPAR”) increased 0.2% at the Company’s owned hotels and managed condominiums compared to the same period in the prior year.

•
Lodging Reported EBITDA was $5.6 million for the three months ended April 30, 2010 compared to $5.9 million in the same period in the prior year, a 5.5% decrease, with the decrease due almost entirely to declines at Keystone lodging properties as well as an increase in general and administrative expense primarily due to higher marketing expenses and employee medical costs.

Revenue from owned hotel rooms decreased $0.6 million, or 5.7%, for the three months ended April 30, 2010 compared to the three months ended April 30, 2009, primarily as a result of a decline in ADR of 4.6% partially offset by an increase in occupancy of 1.0 percentage point.  Revenue from managed condominium rooms increased $0.1 million, or 0.4%, for the three months ended April 30, 2010 compared to the three months ended April 30, 2009, due to a 5.2% increase in ADR mostly offset by a 1.4 percentage point drop in occupancy.  The overall drop in room revenue (both owned and managed) is primarily a result of decreased ADR and occupancy at the Company’s Keystone lodging properties.  For the three months ended April 30, 2010, Keystone lodging properties experienced a decline in ADR of 3.8% and a decline in occupancy of 6.2 percentage points.  The declines in occupancy at the Keystone lodging properties is largely due to a decline in group room nights of 24.6% combined with a decline in transient room nights of 8.3%.  Excluding Keystone properties, total room revenues (owned and managed) would have increased $0.5 million driven by a 5.0 percentage point increase in occupancy.  The increase in occupancy (excluding Keystone lodging properties) was driven by a 7.9% increase in transient room nights and is primarily attributable to the increase in destination skier visits discussed in the Mountain segment.

Dining revenue for the three months ended April 30, 2010 decreased $0.6 million, or 11.0%, compared to the three months ended April 30, 2009, mainly due to decreased group business in Keystone. Transportation revenue for the three months ended April 30, 2010 increased $0.5 million, or 5.9%, compared to the three months ended April 30, 2009, primarily due to an increase in passengers of 5.6%, including higher destination visitation at the Company’s ski resorts and a slight increase in revenue per passenger.  Other revenue increased $0.7 million, or 8.2%, in the three months ended April 30, 2010 compared to the three months ended April 30, 2009, due to an increase in strategic alliance and other marketing revenue.

Operating expense increased $0.3 million, or 0.8%, for the three months ended April 30, 2010 compared to the three months ended April 30, 2009, primarily due to (i) a decrease in labor and labor-related benefits of $1.0 million, or 4.9%, primarily due to lower staffing levels and other impacts of cost reduction initiatives, including a company-wide wage reduction plan implemented in April 2009, (ii) a decrease in other expense of $0.7 million, or 5.3%, primarily due to decreased variable operating costs associated with lower revenue, including lower food and beverage cost of sales, property taxes and other operating expense, and (iii) all of which were more than offset by an increase in general and administrative expense of $1.9 million, or 29.5%, primarily due to higher marketing expenses and employee medical costs.

Resort – Combination of Mountain and Lodging Segments
•	Resort net revenue was $347.1 million for the three months ended April 30, 2010 compared to $324.1 million in the same period in the prior year, a 7.1% increase.

•	Resort Reported EBITDA was $152.2 million for the three months ended April 30, 2010 compared to $139.7 million in the same period in the prior year, a 9.0% increase.

Real Estate Segment
•	Real Estate segment net revenue was $3.2 million for the three months ended April 30, 2010 compared to $9.4 million in the same period in the prior year.

•	Real Estate Reported EBITDA was a negative $5.2 million for the three months ended April 30, 2010 compared to a negative $4.7 million in the same period in the prior year.

The Company’s Real Estate operating revenue is primarily determined by the timing of closings and the mix of real estate sold in any given period.  Different types of projects have different revenue volumes and profit margins; therefore, as the real estate inventory mix changes it can greatly impact Real Estate segment net revenue, operating expense and Real Estate Reported EBITDA.  Real Estate segment net revenue for the three months ended April 30, 2010 was driven primarily by the closing of thirteen affordable housing units associated with the Jackson Hole Golf & Tennis Club (“JHG&TC”) development ($2.5 million of revenue with an average selling price per unit of $0.2 million and an average price per square foot of $187).  Operating expense for the three months ended April 30, 2010 included cost of sales of $2.5 million resulting from the closing of thirteen affordable housing units associated with the JHG&TC development (average cost per square foot of $187). Operating expense also included general and administrative costs of approximately $5.9 million (including $1.0 million of stock-based compensation expense).  General and administrative costs were primarily comprised of marketing expense for the real estate projects under development (including those that have not yet closed), overhead costs, such as labor and labor-related benefits, and allocated corporate costs.

Real Estate segment net revenue for the three months ended April 30, 2009 was driven primarily by the closing of one condominium at the Arrabelle ($9.0 million of revenue with an average price per square foot of $1,708). The Arrabelle average price per square foot is driven by its ski-in/ski-out location in Vail, and the comprehensive offering of amenities associated with this project.  Operating expense for the three months ended April 30, 2009 included cost of sales of $6.8 million resulting from the closing of one condominium at the Arrabelle (average cost per square foot of $1,291).  The cost per square foot for the Arrabelle condominiums are reflective of the high-end features and amenities associated with this project and the relatively high construction costs associated with mountain resort development.  Operating expense also included sales commissions of approximately $0.7 million and general and administrative costs of approximately $6.7 million (including $1.0 million of stock-based compensation expense).  General and administrative costs were primarily comprised of marketing expense for the real estate projects under development (including those that have not yet closed), overhead costs, such as labor and labor-related benefits and allocated corporate costs.

Total Performance
•	Total net revenue was $350.3 million for the three months ended April 30, 2010 compared to $333.5 million in the same period in the prior year, a 5.0% increase.

•
Net income attributable to Vail Resorts, Inc. was $72.8 million, or $1.98 per diluted share, for the three months ended April 30, 2010 compared to net income attributable to Vail Resorts, Inc. of $61.6 million, or $1.68 per diluted share, in the same period in the prior year.

•
The effective tax rate for the three months ended April 30, 2010 was 33.9% compared to the effective tax rate for the three months ended April 30, 2009 of 36.3%.  The current year’s effective tax rate was favorably impacted by the Company’s purchase of the remaining noncontrolling interest in Specialty Sports Venture, the Company’s retail business, on April 30, 2010.

Balance Sheet
As of April 30, 2010, the Company had cash and cash equivalents on hand of $51.1 million, Net Debt of 2.5 times trailing twelve months Total Reported EBITDA and no revolver borrowings under a $400 million senior credit facility, which matures in 2012 and has $319.0 million available for borrowing after considering $81.0 million in currently issued letters of credit.  The Company has virtually no principal maturities due until 2014.

Stock Repurchase Program
The Company did not repurchase any shares of common stock during the three months ended April 30, 2010.  Since inception of its stock repurchase plan in 2006, the Company has repurchased 3,878,535 shares at a cost of approximately $147.8 million, through April 30, 2010.  As of April 30, 2010, 2,121,465 shares remained available to repurchase under the existing repurchase authorization.  The purchases under this program are reviewed by the Company’s Board of Directors quarterly and are based on a number of factors, including the Company’s expected future financial performance, the Company’s available cash resources and competing uses for cash that may arise in the future, the restrictions in the Company’s senior credit facility and in the indenture governing its outstanding 6.75% senior subordinated notes, prevailing prices of the Company’s common stock and the number of shares that become available for sale at prices that the Company believes are attractive.

Outlook
Commenting on the Company’s season pass sales for the upcoming 2010/2011 ski season, Katz said, “We have just concluded the spring season pass sales period for all of our major season pass categories except for the Heavenly season pass.  Through June 6, 2010, which has historically represented roughly a third of our total season pass sales sold over the program period, our total season pass sales to date for the upcoming 2010/2011 ski season have decreased approximately 14% in units and decreased approximately 16% in sales dollars, over the same period last year, due in large part to a decline in Epic Season passes sold during the spring of 2010 over the spring of 2009.  Our Epic Season pass sales in the spring of 2010 exceeded our Epic Season pass sales in the spring of 2008 and are consistent with the relative levels of spring sales we see in our other season pass products.   We saw unusually high Epic Season pass sales in the spring of 2009, which were largely a timing shift, attributable to the excitement of it being the first renewal period for the season pass and some consumer uncertainty of our future plans for the product.  Sales in the fall of 2009 actually declined from the fall of 2008.  Likewise, we currently believe the decline we experienced in the spring of 2010 to be largely due to a timing shift and that we will more than make up the current shortfall in the fall of 2010.”

Commenting on the One Ski Hill Place project, Katz said “We recently received the certificate of occupancy on our One Ski Hill Place project and began closing on units under contract.  The project was finished on schedule and within our cost budget.  One Ski Hill Place is in an outstanding location and in addition to condominiums, includes amenities such as a 20,000 square foot skier restaurant, the Ski Hill Grill, and an après ski venue, the T-Bar, that will have very positive impacts on the skier experience at Breckenridge for many years to come.  To date, we have closed on 23 units under contract, and anticipate more scheduled closings to occur over the next several weeks.  While we have not had any units formally default to date, we anticipate that a portion of the units under contract may default, primarily due to an inability of certain buyers to obtain appropriate third party financing, given the current state of the financial markets.  We have full confidence in the ultimate success of this project and will be patient in our approach to ensure we maximize our proceeds from future sales.”
Commenting on the fiscal 2010 guidance, Katz continued, “While our third quarter fiscal 2010 Resort performance was strong, and is a positive indicator for the upcoming 2010/2011 ski season, we continue to believe that given the slow start to this ski season, we will be challenged to reach the top end of the guidance issued in September 2009 and reiterated on December 8, 2009 for Resort Reported EBITDA and net income attributable to Vail Resorts, Inc.”

Earnings Conference Call
For further discussion of the contents of this press release, please listen to our live webcast today at 11:00 am ET, available at www.vailresorts.com in the Investor Relations section.

Vail Resorts, Inc., through its subsidiaries, is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resort properties of Vail, Beaver Creek, Breckenridge and Keystone mountain resorts in Colorado, the Heavenly Ski Resort in the Lake Tahoe area of California and Nevada, and the Grand Teton Lodge Company in Jackson Hole, Wyoming. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States and the Caribbean. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts, Inc. is a publicly held company traded on the New York Stock Exchange (NYSE: MTN).  The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
***

Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Such risks and uncertainties include but are not limited to prolonged downturn in general economic conditions, including adverse affects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters; adverse events that occur during our peak operating periods combined with the seasonality of our business; competition in our mountain and lodging businesses; our ability to grow our resort and real estate operations; our ability to successfully complete real estate development projects and achieve the anticipated financial benefits from such projects; further adverse changes in real estate markets; continued volatility in credit markets; our ability to obtain financing on terms acceptable to us to finance our real estate development, capital expenditures and growth strategy; our reliance on government permits or approvals for our use of Federal land or to make operational improvements; adverse consequences of current or future legal claims; our ability to hire and retain a sufficient seasonal workforce; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options; negative publicity or unauthorized use of our trademarks which diminishes the value of our brands; our ability to integrate and successfully operate future acquisitions; and implications arising from new Financial Accounting Standards Board (“FASB”)/governmental legislation, rulings or interpretations.

All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.  All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.  Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.

The Company uses the terms “Reported EBITDA” and “Net Debt” when reporting financial results in accordance with Securities and Exchange Commission rules regarding the use of non-GAAP financial measures.  The Company defines Reported EBITDA as segment net revenue less segment operating expense plus or minus segment equity investment income or loss and for the Real Estate segment plus gain on sale of real property.  The Company defines Net Debt as long-term debt plus long-term debt due within one year less cash and cash equivalents.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	April 30,
	2010	2009
Net revenue:
Mountain	$302,213	$279,180
Lodging	44,877	44,896
Real estate	3,164	9,407
Total net revenue	350,254	333,483
Segment operating expense:
Mountain	156,454	144,998
Lodging	39,292	38,988
Real estate	8,391	14,129
Total segment operating expense	204,137	198,115
Other operating (expense) income:
Depreciation and amortization	(27,812)	(27,582)
Gain (loss) on disposal of fixed assets, net	18	(206)
Income from operations	118,323	107,580
Mountain equity investment income (loss), net	838	(410)
Investment income	141	449
Interest expense, net	(3,673)	(6,490)
Income before provision for income taxes	115,629	101,129
Provision for income taxes	(39,238)	(36,737)
Net income	76,391	64,392
Net income attributable to noncontrolling interests	(3,602)	(2,753)
Net income attributable to Vail Resorts, Inc.	$72,789	$61,639

Per share amounts:
Basic net income per share attributable to Vail Resorts, Inc.	$2.01	$1.69
Diluted net income per share attributable to Vail Resorts, Inc.	$1.98	$1.68

Weighted average shares outstanding:
Basic	36,271	36,574
Diluted	36,834	36,673

Other Data (unaudited):
Mountain Reported EBITDA	$146,597	$133,772
Lodging Reported EBITDA	$5,585	$5,908
Resort Reported EBITDA	$152,182	$139,680
Real Estate Reported EBITDA	$(5,227)	$(4,722)
Total Reported EBITDA	$146,955	$134,958

Mountain stock-based compensation	$1,167	$1,090
Lodging stock-based compensation	$493	$471
Resort stock-based compensation	$1,660	$1,561
Real Estate stock-based compensation	$950	$996
Total stock-based compensation	$2,610	$2,557

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Nine Months Ended
	April 30,
	2010	2009
Net revenue:
Mountain	$602,395	$578,447
Lodging	124,908	131,299
Real estate	4,239	165,314
Total net revenue	731,542	875,060
Segment operating expense:
Mountain	386,940	382,409
Lodging	119,703	122,583
Real estate	20,985	125,014
Total segment operating expense	527,628	630,006
Other operating (expense) income:
Depreciation and amortization	(82,768)	(80,098)
Gain on sale of real property	6,087	--
Loss on disposal of fixed assets, net	(83)	(808)
Income from operations	127,150	164,148
Mountain equity investment income, net	1,299	1,766
Investment income	563	1,428
Interest expense, net	(12,656)	(21,732)
Income before provision for income taxes	116,356	145,610
Provision for income taxes	(38,397)	(53,740)
Net income	77,959	91,870
Net income attributable to noncontrolling interests	(5,653)	(4,190)
Net income attributable to Vail Resorts, Inc.	$72,306	$87,680

Per share amounts:
Basic net income per share attributable to Vail Resorts, Inc.	$2.00	$2.39
Diluted net income per share attributable to Vail Resorts, Inc.	$1.97	$2.39

Weighted average shares outstanding:
Basic	36,239	36,624
Diluted	36,738	36,752

Other Data (unaudited):
Mountain Reported EBITDA	$216,754	$197,804
Lodging Reported EBITDA	$5,205	$8,716
Resort Reported EBITDA	$221,959	$206,520
Real Estate Reported EBITDA	$(10,659)	$40,300
Total Reported EBITDA	$211,300	$246,820

Mountain stock-based compensation	$4,017	$3,411
Lodging stock-based compensation	$1,505	$1,372
Resort stock-based compensation	$5,522	$4,783
Real Estate stock-based compensation	$3,457	$3,015
Total stock-based compensation	$8,979	$7,798

Vail Resorts, Inc.
Mountain Segment Operating Results and Skier Visits
(In thousands, except Effective Ticket Price)
(Unaudited)

	Three Months Ended		Percentage	Nine Months Ended		Percentage
	April 30,		Increase	April 30,		Increase
	2010	2009	(Decrease)	2010	2009	(Decrease)
Net Mountain revenue:
Lift tickets	$159,772	$149,384	7.0%	$289,289	$276,542	4.6%
Ski school	40,625	36,374	11.7%	70,694	65,336	8.2%
Dining	25,837	24,246	6.6%	49,094	48,456	1.3%
Retail/rental	55,107	48,214	14.3%	137,671	129,878	6.0%
Other	20,872	20,962	(0.4)%	55,647	58,235	(4.4	) %
Total Mountain net revenue	$302,213	$279,180	8.3%	$602,395	$578,447	4.1%
Mountain operating expense:
Labor and labor-related benefits	$63,443	$59,625	6.4%	$144,686	$143,490	0.8%
Retail cost of sales	19,369	17,856	8.5%	55,663	55,769	(0.2	) %
Resort related fees	19,460	17,376	12.0%	34,565	32,338	6.9%
General and administrative	24,032	20,801	15.5%	70,603	68,138	3.6%
Other	30,150	29,340	2.8%	81,423	82,674	(1.5	) %
Total Mountain operating expense	$156,454	$144,998	7.9%	$386,940	$382,409	1.2%
Mountain equity investment income, net	838	(410)	304.4%	1,299	1,766	(26.4	) %
Total Mountain Reported EBITDA	$146,597	$133,772	9.6%	$216,754	$197,804	9.6%

	Three Months Ended		Percentage	Nine Months Ended		Percentage
	April 30,		Increase	April 30,		Increase
	2010	2009	(Decrease)	2010	2009	(Decrease)
Skier Visits
Vail	915	881	3.9%	1,599	1,622	(1.4	) %
Breckenridge	850	798	6.5%	1,614	1,528	5.6%
Keystone	469	466	0.6%	982	981	0.1%
Heavenly	484	441	9.8%	888	802	10.7%
Beaver Creek	510	500	2.0%	927	931	(0.4	) %
Total Skier Visits	3,228	3,086	4.6%	6,010	5,864	2.5%

Effective Ticket Price	$49.50	$48.41	2.3%	$48.13	$47.16	2.1%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except ADR and RevPAR)
(Unaudited)

	Three Months Ended		Percentage		Nine Months Ended		Percentage
	April 30,		Increase		April 30,		Increase
	2010	2009	(Decrease)		2010	2009	(Decrease)
Lodging net revenue:
Owned hotel rooms	$9,899	$10,493	(5.7	) %	$29,182	$31,467	(7.3	) %
Managed condominium rooms	12,239	12,188	0.4%		27,468	29,407	(6.6	) %
Dining	5,157	5,797	(11.0	) %	18,625	21,275	(12.5	) %
Transportation	8,374	7,911	5.9%		17,410	15,486	12.4%
Golf	--	--	--		6,888	8,127	(15.2	) %
Other	9,208	8,507	8.2%		25,335	25,537	(0.8	) %
Total Lodging net revenue	$44,877	$44,896	(0.1	) %	$124,908	$131,299	(4.9	) %
Lodging operating expense:
Labor and labor-related benefits	$18,815	$19,783	(4.9	) %	$57,639	$61,035	(5.6	) %
General and administrative	8,511	6,573	29.5%		23,142	20,602	12.3%
Other	11,966	12,632	(5.3	) %	38,922	40,946	(4.9	) %
Total Lodging operating expense	$39,292	$38,988	0.8%		$119,703	$122,583	(2.3	) %
Total Lodging Reported EBITDA	$5,585	$5,908	(5.5	) %	$5,205	$8,716	(40.3	) %

Owned hotel statistics:
ADR	$205.61	$215.52	(4.6)%		$193.69	$191.24	1.3%
RevPAR	$132.37	$136.57	(3.1)%		$105.30	$116.10	(9.3	) %

Managed condominium statistics:
ADR	$334.73	$318.19	5.2%		$308.28	$298.15	3.4%
RevPAR	$140.07	$137.59	1.8%		$92.37	$100.42	(8.0	) %

Owned hotel and managed condominium statistics (combined):
ADR	$278.74	$275.25	1.3%		$249.66	$244.26	2.2%
RevPAR	$137.51	$137.25	0.2%		$97.10	$106.07	(8.5	) %

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of April 30,
	2010	2009
Real estate held for sale and investment	$445,885	$276,952
Total Vail Resorts, Inc. stockholders' equity	$842,964	$808,540

Long-term debt	$489,822	$491,668
Long-term debt due within one year	1,851	350
Total debt	491,673	492,018
Less: cash and cash equivalents	51,147	170,537
Net debt	$440,526	$321,481

Reconciliation of Non-GAAP Financial Measures

Resort, Mountain and Lodging, and Real Estate Reported EBITDA have been presented herein as measures of the Company's financial operating performance.  Reported EBITDA and Net Debt are not measures of financial performance or liquidity under accounting principles generally accepted in the United States of America ("GAAP"), and they might not be comparable to similarly titled measures of other companies.  Reported EBITDA and Net Debt should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP including net income, net change in cash and cash equivalents or other financial statement data.  The Company believes that Reported EBITDA is an indicative measurement of the Company's operating performance, and is similar to performance metrics generally used by investors to evaluate companies in the resort and lodging industries.  The Company primarily uses Reported EBITDA based targets in evaluating performance.  The Company believes that Net Debt is an important measurement as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs.

Presented below is a reconciliation of Total Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the three and nine months ended April 30, 2010 and 2009.

	(In thousands)
	(Unaudited)
	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2010	2009	2010	2009
Mountain Reported EBITDA	$146,597	$133,772	$216,754	$197,804
Lodging Reported EBITDA	5,585	5,908	5,205	8,716
Resort Reported EBITDA*	152,182	139,680	221,959	206,520
Real Estate Reported EBITDA	(5,227)	(4,722)	(10,659)	40,300
Total Reported EBITDA	146,955	134,958	211,300	246,820
Depreciation and amortization	(27,812)	(27,582)	(82,768)	(80,098)
Gain (loss) on disposal of fixed assets, net	18	(206)	(83)	(808)
Investment income	141	449	563	1,428
Interest expense, net	(3,673)	(6,490)	(12,656)	(21,732)
Income before provision for income taxes	115,629	101,129	116,356	145,610
Provision for income taxes	(39,238)	(36,737)	(38,397)	(53,740)
Net income	76,391	64,392	77,959	91,870
Net income attributable to noncontrolling interests	(3,602)	(2,753)	(5,653)	(4,190)
Net income attributable to Vail Resorts, Inc.	$72,789	$61,639	$72,306	$87,680
* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of Total Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the twelve months ended April 30, 2010.  Also presented is a reconciliation of Net Debt to Long-term Debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended April 30, 2010.

(In thousands)
(Unaudited)
Twelve
Months Ended
April 30,
2010
Mountain Reported EBITDA	$183,339
Lodging Reported EBITDA	3,248
Resort Reported EBITDA*	186,587
Real Estate Reported EBITDA	(6,879)
Total Reported EBITDA	179,708
Depreciation and amortization	(109,883)
Loss on disposal of fixed assets, net	(339)
Investment income	928
Interest expense, net	(18,472)
Income before provision for income taxes	51,942
Provision for income taxes	(15,301)
Net income	$36,641
Net income attributable to noncontrolling interests	(3,065)
Net income attributable to Vail Resorts, Inc	$33,576
* Resort represents the sum of Mountain and Lodging
	(In thousands)
	(Unaudited)
	As of April 30, 2010
Long-term debt	$489,822
Long-term debt due within one year	1,851
Total debt	491,673
Less: cash and cash equivalents	51,147
Net debt	$440,526

Net debt to Total Reported EBITDA	2.5	x

The following table reflects the forecasted guidance range for the Company’s fiscal year ending July 31, 2010 for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income attributable to Vail Resorts, Inc. guidance for fiscal 2010.

	Fiscal 2010 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2010
	Low End Range	High End Range
Mountain Reported EBITDA (1)	$170,000	$180,000
Lodging Reported EBITDA (2)	5,000	11,000
Resort Reported EBITDA (3)	178,000	188,000
Real Estate Reported EBITDA (4)	(8,000)	--
Total Reported EBITDA	170,000	188,000
Depreciation and amortization	(111,000)	(111,000)
Loss on disposal of fixed assets, net	(1,100)	(1,100)
Investment income	800	850
Interest expense, net	(17,000)	(17,000)
Income before provision for income taxes	41,700	59,750
Provision for income taxes	(16,050)	(23,000)
Net income	25,650	36,750
Net income attributable to the noncontrolling interests	(650)	(1,750)
Net income attributable to Vail Resorts, Inc.	$25,000	$35,000

(1)	Mountain Reported EBITDA includes approximately $5 million of stock-based compensation.

(2)	Lodging Reported EBITDA includes approximately $2 million of stock-based compensation.

(3)
Resort represents the sum of Mountain and Lodging. The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined.  Readers are cautioned to recognize that the low end of the expected ranges provided for the Lodging and Mountain segments, while possible, do not sum to the low end of the Resort Reported EBITDA range provided because we do not necessarily expect or assume that we will actually hit the low end of both ranges, as the actual Resort Reported EBITDA will depend on the actual mix of the Lodging and Mountain components.  Similarly, the high end of the ranges for the Lodging and Mountain segments do not sum to the high end of the Resort Reported EBITDA range.

(4)	Real Estate Reported EBITDA includes approximately $4 million of stock-based compensation.